Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

WireCo WorldGroup (Cayman) Inc.:

We consent to the use of our report dated March 31, 2011, except as to notes 1 and 19, which are as of ___________, with respect to the consolidated balance sheets of WireCo WorldGroup (Cayman) Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

The foregoing consent is in the form that will be signed upon the completion of the corporate reorganization, as described in notes 1 and 19 to the consolidated financial statements.

/s/ KPMG LLP

Kansas City, Missouri

August 18, 2011